Exhibit 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2017 SECOND QUARTER RESULTS

Fiscal 2017 second quarter revenues of $175.6 million, up 3% versus the prior year quarter

Fiscal 2017 second quarter operating income of $79.8 million, up 9% versus the prior year quarter

Fiscal 2017 second quarter adjusted operating income of $85.7 million, up 9% versus the prior year quarter

NEW YORK, N.Y., February 2, 2017 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal second quarter ended December 31, 2016.

For the fiscal 2017 second quarter, MSG Networks Inc. generated revenues of $175.6 million, an increase of 3% as compared with the prior year period. In addition, the Company generated operating income of $79.8 million, adjusted operating income of $85.7 million and income from continuing operations of $43.3 million, which reflect increases of 9%, 9% and 27%, respectively, all as compared with the prior year period.(1)

The reported financial results of MSG Networks Inc. for both the three months ended December 31, 2016 and 2015 reflect the Company’s results on a standalone basis, including the Company’s actual corporate overhead.

President and CEO Andrea Greenberg said, “For the fiscal second quarter, we delivered solid year-over-year increases in revenues and adjusted operating income. As we continue to experience growth in our core business, we are also pursuing opportunities for incremental growth, including new branded content partnerships and new distribution avenues for our programming. We look forward to a strong second half of fiscal 2017 and believe we are well positioned to continue generating meaningful value for our shareholders.”

Fiscal Year 2017 Second Quarter Results

(In thousands, except per share data)	Three Months Ended December 31,
2016
Revenues	$175,646
Operating income	79,799
Adjusted operating income	85,652
Income from continuing operations	43,255
Diluted EPS from continuing operations	$0.57

1.	The Company formerly referred to adjusted operating income as adjusted operating cash flow. The components of adjusted operating income are identical to the components of adjusted operating cash flow. See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Continuing Operations

Fiscal 2017 second quarter total revenues of $175.6 million increased 3%, or $5.7 million, as compared with the prior year period. Affiliation fee revenue increased $4.4 million, primarily due to higher affiliation rates, partially offset by the impact of a low single-digit percentage decrease in subscribers versus the prior year period. Advertising revenue increased $1.3 million, as compared with the prior year period, primarily due to higher recognition of deferred revenue related to ratings guarantees, partially offset by other net advertising decreases.

Direct operating expenses of $70.1 million decreased 2%, or $1.5 million, as compared with the prior year period. The decrease was primarily due to the positive impact of the finalization of a matter related to the sale of Fuse, partially offset by an increase in rights fees expense.

Selling, general and administrative expenses of $23.2 million increased 4%, or $0.8 million, as compared with the prior year period, primarily due to higher employee compensation and related benefits, partially offset by lower marketing costs, commissions and other net decreases.

Operating income of $79.8 million increased 9%, or $6.9 million, and adjusted operating income of $85.7 million increased 9%, or $7.0 million, both as compared with the prior year period, primarily due to higher revenues and lower direct operating expenses, partially offset by higher selling, general and administrative expenses.

About MSG Networks Inc.

An industry leader in sports production, and content development and distribution, MSG Networks Inc. owns and operates two award-winning regional sports and entertainment networks, MSG Network (MSG) and MSG+, and a live streaming and video on demand platform, MSG GO. The networks are home to 10 professional sports teams, delivering live games of the New York Knicks; New York Rangers; New York Islanders; New Jersey Devils; Buffalo Sabres; New York Liberty; New York Red Bulls and the Westchester Knicks, as well as coverage of the New York Giants and Buffalo Bills. Each year, MSG and MSG+ collectively telecast approximately 500 live professional games, along with a comprehensive lineup of other sporting events, including college football and basketball, and critically-acclaimed original programming. The gold standard for regional broadcasting, MSG Networks has won 145 New York Emmy Awards over the past nine years.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

The Company formerly referred to adjusted operating income as adjusted operating cash flow. The components of adjusted operating income are identical to the components of adjusted operating cash flow.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities from continuing operations less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities from continuing operations excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities from continuing operations, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 52559765

Conference call replay number is 855-859-2056 / Conference ID Number 52559765 until February 9, 2017

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Revenues	$175,646	$169,931	$329,224	$318,078
Direct operating expenses	70,076	71,547	131,010	131,649
Selling, general and administrative expenses	23,191	22,370	38,750	63,488
Depreciation and amortization	2,580	3,091	5,158	7,770

Operating income	79,799	72,923	154,306	115,171
Other income (expense):
Interest income	649	548	1,276	1,084
Interest expense	(9,714)	(9,712)	(19,229)	(11,569)

Interest expense, net	(9,065)	(9,164)	(17,953)	(10,485)

Income from continuing operations before income taxes	70,734	63,759	136,353	104,686
Income tax expense	(27,479)	(29,709)	(52,737)	(29,305)

Income from continuing operations	43,255	34,050	83,616	75,381
Loss from discontinued operations, net of taxes	—	(137)	(120)	(161,154)

Net income (loss)	$43,255	$33,913	$83,496	$(85,773)

Earnings (loss) per share:
Basic
Income from continuing operations	$0.58	$0.45	$1.11	$1.00
Loss from discontinued operations	—	—	—	(2.14)
Net income (loss)	$0.58	$0.45	$1.11	$(1.14)
Diluted
Income from continuing operations	$0.57	$0.45	$1.11	$1.00
Loss from discontinued operations	—	—	—	(2.13)
Net income (loss)	$0.57	$0.45	$1.11	$(1.13)
Weighted-average number of common shares outstanding:
Basic	75,215	74,959	75,159	75,240
Diluted	75,461	75,373	75,436	75,639

Note: For the six months ended December 31, 2015, the reported financial results of MSG Networks Inc. reflect the fiscal 2016 first quarter results of the sports and entertainment businesses of The Madison Square Garden Company as discontinued operations. In addition, results from continuing operations for the first quarter of fiscal year 2016 include certain corporate overhead expenses that MSG Networks Inc. did not incur during the six months ending December 31, 2016 and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations.

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plans and non-employee director plans in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Operating income	$79,799	$72,923	$154,306	$115,171
Share-based compensation	3,273	2,652	5,049	6,899
Depreciation and amortization	2,580	3,091	5,158	7,770

Adjusted operating income	$85,652	$78,666	$164,513	$129,840

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2016	June 30, 2016
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$185,143	$119,568
Accounts receivable, net	100,576	101,427
Net related party receivable	15,738	15,492
Prepaid income taxes	15,340	28,384
Prepaid expenses	13,013	13,188
Other current assets	2,590	3,053

Total current assets	332,400	281,112
Property and equipment, net	12,613	14,154
Amortizable intangible assets, net	42,393	44,123
Goodwill	424,508	424,508
Other assets	42,175	42,645

Total assets	$854,089	$806,542

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$988	$2,043
Net related party payable	3,740	4,302
Current portion of long-term debt	72,414	64,914
Income taxes payable	8,982	8,662
Accrued liabilities:
Employee related costs	9,702	10,340
Other accrued liabilities	15,744	15,991
Deferred revenue	3,577	6,143

Total current liabilities	115,147	112,395
Long-term debt, net of current portion	1,376,638	1,412,845
Defined benefit and other postretirement obligations	30,917	31,827
Other employee related costs	4,870	5,550
Related party payable	—	1,710
Other liabilities	5,482	5,612
Deferred tax liability	354,722	356,561

Total liabilities	1,887,776	1,926,500

Commitments and contingencies
Stockholders’ Deficiency
Class A Common stock, par value $0.01, 360,000 shares authorized; 61,484 and 61,354 shares outstanding as of December 31, 2016 and June 30, 2016, respectively	643	643
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of December 31, 2016 and June 30, 2016	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	3,113	—
Treasury stock, at cost, 2,776 and 2,905 shares as of December 31, 2016 and June 30, 2016, respectively	(197,712)	(207,796)
Accumulated deficit	(832,431)	(905,352)
Accumulated other comprehensive loss	(7,436)	(7,589)

Total stockholders’ deficiency	(1,033,687)	(1,119,958)

Total liabilities and stockholders’ deficiency	$854,089	$806,542

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Six Months Ended December 31,
	2016	2015
Net cash provided by operating activities from continuing operations	$101,024	$118,860
Net cash used in investing activities from continuing operations	(2,242)	(1,950)
Net cash used in financing activities from continuing operations	(32,254)	(33,576)

Net cash provided by continuing operations	66,528	83,334

Net cash used in discontinued operations	(953)	(64,186)

Cash and cash equivalents at beginning of period	119,568	218,685

Cash and cash equivalents at end of period	$185,143	$237,833

Free Cash Flow

	Six Months Ended December 31,
	2016	2015
Net cash provided by operating activities from continuing operations	$101,024	$118,860
Less: Capital expenditures	(2,242)	(1,950)

Free cash flow	$98,782	$116,910

Capitalization

December 31, 2016

Cash and cash equivalents	$185,143
Credit facility debt(a)	1,458,750

Net debt	$1,273,607

Annualized adjusted operating income(b)	$332,108

Leverage ratio(c)	3.8x

(a)	Represents aggregate principal amount of the debt outstanding.
(b)	Represents reported adjusted operating income for the trailing twelve months.
(c)	Represents net debt divided by annualized adjusted operating income, which differs from the covenant calculation contained in the Company’s credit facility.